MORGAN STANLEY PATHWAY FUNDS

February 13, 2019

BlackRock Financial Management, Inc.

40 East 52nd Street

New York, NY 10022

Fax: (212) 810-3744

Attention: General Counsel

Subject: Morgan Stanley Pathway Funds Amendment to Investment Advisory Agreement

Dear General Counsel:

In connection with the Investment Advisory Agreement (the “Agreement”) dated October 28, 2009, and as amended from time to time, between Consulting Group Advisory Services LLC (the “Manager”) and BlackRock Financial Management, Inc. (the “Adviser”) on behalf of the Morgan Stanley Pathway Funds (f/k/a Consulting Group Capital Markets Funds) and in addition to those terms and conditions stated therein, the Manager and Adviser agree to the following:

Effective as of February 25th 2019 (the “Effective Date”):

1.	The following provisions is added as subsection (v) to Section 2.B:

(v)

enter into trading agreements and execute any documents (e.g., ISDAs, control agreements, clearing agreements and other trading arrangements on behalf of the Trust or a Portfolio, as applicable) and take any other actions required to make investments pursuant to the Prospectus, which may include any market and/or industry standard documentation.

2.

Appendix A to the Agreement is hereby deleted and replaced in its entirety with the updated version of Appendix A attached hereto. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement, as amended hereby.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy.

THE MANAGER		THE ADVISER
CONSULTING GROUP ADVISORY SERVICES LLC		BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Robert Garcia	By:	/s/ J. Scott Reeder
Name:	Robert Garcia	Name:	J. Scott Reeder
Title:	Chief Operating Officer	Title:	Managing Director

APPENDIX A

FEE SCHEDULE

For the services provided by Adviser to the Allocated Assets, pursuant to the attached Investment Advisory Agreement, the Manager will pay the Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Allocated Assets at the following annual rates of the average daily net assets of the Allocated Assets as determined by the Trust’s accounting agent: